EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of January 18, 2017 (the “Effective Date”), by and between the HOWARD COUNTY HOUSING     COMMISSION, a public body corporate and politic and housing authority of the State of Maryland (“Purchaser”), and GGT OXFORD VENTURE MD, LLC, a Delaware limited liability company (“Seller”).
1.SALE OF PROPERTY
1.1    Upon the terms and conditions hereinafter set forth, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, that certain apartment complex located at 7010 Southmoor Street, Hanover, Maryland, and containing, in the aggregate, 248 units and related improvements, and commonly known as “Woodfield Oxford Square”, being all of Seller’s right, title and interest in all of the following described property (collectively, the “Property”):
(a)    The real property located in Howard County, Maryland, and being more particularly described on Exhibit A attached hereto and incorporated herein by this reference, together with all rights and appurtenances pertaining to such real estate, including, without limitation, any and all rights of Seller, if any, in and to adjacent roads, alleys, easements, streets and ways (collectively, the “Land”);
(b)    All improvements, structures and fixtures placed, constructed or installed on the Land (collectively, the “Improvements”);
(c)    All (i) mechanical systems and the fixtures and equipment related thereto comprising part of or attached to or located upon the Improvements, to the extent owned by Seller, (ii) carpets, drapes, blinds and other furnishings owned by Seller and comprising a part of or attached to or located upon the Improvements, (iii) appliances owned by Seller; and (iv) maintenance equipment, supplies and tools owned by Seller and used in connection with the Improvements (collectively, the “Personal Property”);
(d)    Seller’s interest in leases, lease commitments and all other rental agreements (collectively, the “Leases”) with tenants occupying space situated in the Improvements or otherwise having rights with regard to use of the Land or the Improvements, and all security deposits or like payments, if any, paid by existing tenants of the Property to or on behalf of Seller except to the extent forfeited by such tenants or returned to such tenants under the terms of their leases;
(e)    To the extent assignable, Seller’s interest in all (i) brokerage or tenant locator contracts, (ii) cable or subscription television agreements, (iii) maintenance, repair, service and pest control contracts (including but not limited to janitorial and landscaping agreements), (iv) security system agreements, and (v) all other contracts pursuant to which services (other than property management services) or goods are provided to the Property (collectively, the “Service Contracts”), except to the extent excluded under the terms of this Agreement; and

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(f)    Seller’s interest in all furniture, fixture and equipment leases, if any, to the extent the same are assignable by Seller (the “Personalty Leases”) except to the extent excluded under the terms of this Agreement.
2.     PURCHASE PRICE
2.1    The purchase price (the “Purchase Price”) for the Property shall be SIXTY-FIVE MILLION SEVEN HUNDRED TWENTY THOUSAND AND NO/100 DOLLARS ($65,720,000.00), payable to the Seller as follows:
(a)    On the Effective Date of this Agreement, Purchaser shall deliver to the office of Integrity Title & Escrow Company, LLC in Owings Mills, Maryland (“Escrow Agent”), the sum of One Hundred Thousand and No/100 Dollars ($100,000.00) in immediately available funds (together with any interest earned thereon, the “Deposit”). If Purchaser fails to deliver timely the Deposit as required by the immediately preceding sentence, this Agreement shall automatically terminate. Upon the consummation of the purchase and sale contemplated by this Agreement (the “Closing”), the Deposit shall be delivered to Seller and credited against the Purchase Price.
(b)    Upon Closing, the balance of the Purchase Price shall be paid to Seller by Purchaser via federal wire transfer of immediately available funds.
(c)    Seller and Purchaser hereby acknowledge and agree that Twenty-Five and No/100 Dollars ($25.00) of the Deposit (the “Independent Contract Consideration”) has been bargained for and agreed to be consideration for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement, and is non-refundable in all events. In all cases under this Agreement in which any portion of the Deposit is refunded to Purchaser, Seller shall receive the Independent Contract Consideration and Purchaser shall receive the amount of the Deposit remaining after the payment of the Independent Contract Consideration. To the extent Closing occurs, the Deposit inclusive of the amount of the Independent Contract Consideration shall be applied in accordance with the terms of Section 2.1(a).
3.    SURVEY, TITLE COMMITMENT AND INSPECTIONS
3.1    Purchaser and its agents and contractors may, during the period beginning on the Effective Date and ending at 5 p.m. Eastern time on January 20, 2017 (such period, the “Inspection Period”), enter upon the Property to conduct all inspections and investigations of the condition and all other aspects of the Property that it may deem necessary or desirable in its sole discretion, and to review all leases, warranties, guaranties, service agreements, maintenance records for the prior twelve (12) months, and utility invoices for the prior twelve (12) months, that are in Seller’s possession. Prior to the Effective Date, Seller contracted for, and made available to Purchaser, all such items described in Exhibit B attached hereto, in addition to the items described in the foregoing sentence (to the extent they are in Seller’s possession) (collectively, the “Seller’s Materials”). At Closing, Purchaser shall reimburse Seller the amount set forth on Exhibit B for Seller’s costs incurred in connection with obtaining the Seller’s Materials described thereon. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not make any soil borings in the Property, or

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conduct any other invasive testing, sampling, or investigation at the Property without having received the written consent of Seller, which such consent may be withheld in Seller’s sole discretion. In all cases, Purchaser shall provide Seller notice of its intent to access the Property at least two days prior to its entry (or its agents’ or contractors’ entry) thereon, and shall not in any case be permitted to inspect occupied units unless accompanied by a representative of Seller or its property management company. Purchaser hereby covenants and agrees to promptly restore the Property to its original condition following any activity of Purchaser thereon, and to the extent permitted by the Local Government Tort Claims Act, found at Sections 5-301 through 5-304 of the Courts and Judicial Proceedings Article of the Maryland Annotated Code, as supplemented from time to time, and the limitations of liability set forth therein, indemnify and hold harmless Seller from any and all loss, liability, costs, claims, demands, damages, causes of action and suits arising out of the exercise by Purchaser of Purchaser’s rights under this Section 3.1. Purchaser shall conduct all tests, investigations and studies of the Property in a manner which does not unreasonably interfere with any residential tenant’s quiet enjoyment of the Property, and shall not permit any liens to attach to the Property in connection with its exercise of its rights under this Section 3.1 or any other activity it conducts on the Property prior to Closing. Prior to its entry on the Property, Purchaser shall provide evidence reasonably satisfactory to Seller of Purchaser’s maintenance of: (i) commercial general liability insurance with limits of at least Five Million Dollars ($5,000,000.00) for bodily or personal injury or death, (ii) property damage insurance in the amount of at least One Million Dollars ($1,000,000.00), and (iii) contractual liability insurance.  Each insurance policy must be issued by a reputable insurance company licensed to do business in the state of Maryland and reasonably satisfactory to Seller. Such insurance policies shall name Seller as an additional insured. The insurance coverage afforded under these policies shall be primary and not create any contribution obligations to any insurance carried independently by the Seller, or its parent, subsidiaries, or affiliates.
3.2    During the Inspection Period, Purchaser shall obtain, at Purchaser’s expense, a current commitment for title insurance (the “Title Commitment”) and a survey of the Property (the “Survey”). On or prior to January 17, 2017 (the “Objection Deadline”), Purchaser, in Purchaser’s sole and absolute discretion, shall notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Title Commitment and the Survey. Any matter contained in the Title Commitment or shown on the Survey to which Purchaser does not object during the Inspection Period (or to which Purchaser is deemed to have waived its objection pursuant to the terms hereof) will be deemed a “Permitted Exception.” In the event Purchaser notifies Seller of objections to title or survey as set forth herein, Seller will have the right, but not the obligation (other than with respect to Monetary Liens as defined hereinbelow), to cure such objections. Within three (3) days after receipt of Purchaser’s notice of objections, Seller will notify Purchaser in writing if Seller elects to attempt to cure such objections to the sole satisfaction of Purchaser, and if so, which objections Seller elects to cure (“Seller’s Cure Notice”). If Seller provides no Seller’s Cure Notice, Seller shall be deemed to have elected not to cure such objections, other than Monetary Liens. If Seller elects in its Seller’s Cure Notice to cure any such objections, Seller will have until the Closing Date to attempt to remove, satisfy or cure the same. If Seller elects not to cure (or is deemed to have elected not to cure) any such objections, Purchaser will have the option, to be exercised by written notice given to Seller on or before the last day of the Inspection Period, to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this

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Agreement will terminate and the Deposit will be promptly returned to Purchaser, and thereafter neither party hereto will have any further rights, obligations or liabilities hereunder, except with respect to the rights, obligations, and liabilities described in Article 3 and Section 9.1 that survive termination of this Agreement. If Purchaser does not terminate this Agreement as hereinabove set forth in connection with Seller’s election (or deemed election) not to cure title objections, then Purchaser shall be deemed to have elected to accept a conveyance of the Property subject to the exceptions which will not be addressed, specifically including any matter objected to by Purchaser (other than a Monetary Lien) that Seller is unwilling or unable to cure (and with respect to which Purchaser shall be deemed to have waived its objection). If Seller, after having elected to cure any objection identified by Purchaser prior to the Objection Deadline, cannot cure such matter on or before the Closing Date, Purchaser may terminate this Agreement by sending written notice of such termination to Seller on or prior to the date that is three (3) business days prior to the Closing Date. As used herein, a “Monetary Lien” is a lien, claim or encumbrance that evidences or secures a fixed monetary amount other than ad valorem real property taxes (excluding any such liens or encumbrances arising as a result of Purchaser’s activity on or with respect to the Property, which such liens shall be removed promptly by Purchaser following the notice of imposition thereof). Seller must satisfy all Monetary Liens in full, at Seller’s sole cost and expense, at or prior to the Closing; in the event Seller fails to do so, Purchaser may, at its option, elect either: (a) to close the transaction as otherwise contemplated hereby, and satisfy any such Monetary Lien itself at Closing, in which event the Purchase Price shall be reduced by the amount of money so expended by Purchaser; or (b) terminate this Agreement by sending written notice to Seller, and upon delivery of such notice of termination, this Agreement will terminate and the Deposit will be promptly returned to Purchaser, and thereafter neither party hereto will have any further rights, obligations or liabilities hereunder, except with respect to the rights, obligations, and liabilities described in Article 3 and Section 9.1 that survive termination of this Agreement.
3.3    The cost of the inspections, tests, investigations and interviews undertaken by Purchaser pursuant to the terms of this Article 3 shall be borne solely by Purchaser and Purchaser shall, to the extent permitted by the Local Government Tort Claims Act, found at Sections 5-301 through 5-304 of the Courts and Judicial Proceedings Article of the Maryland Annotated Code, as supplemented from time to time, and the limitations of liability set forth therein, indemnify and hold Seller harmless from and against any and all loss, costs and expense, including reasonable attorneys’ fees, for the costs of such inspections, tests and investigations and for damage to persons or property caused by Purchaser’s inspection, testing and investigation of the Property. The right of access to the Property granted hereby shall in no way be construed as giving Purchaser possession of or any legal or equitable title to the Property prior to the Closing.
3.4    The indemnification obligations contained in this Article 3 shall survive the Closing or the earlier termination of this Agreement.
3.5    On or before the last day of the Inspection Period, Purchaser will advise Seller in writing of which Service Contracts or Personalty Leases, if any, it wishes Seller to terminate and, to the extent such Service Contracts or Personalty Leases can be terminated without payment or penalty by Seller, Seller shall provide notice of termination pursuant to the terms of such Service Contracts or Personalty Leases on the Closing Date. Purchaser shall assume the obligations of

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Seller under any Service Contracts and Personalty Leases not terminated in accordance with the terms hereof, including any Service Contracts or Personalty Leases terminable only upon payment of a penalty. If any Service Contract or Personalty Lease which Purchaser has designated for termination is not immediately terminable as of Closing, Purchaser shall assume all obligations of Seller thereunder for the period of time between the Closing Date and the date on which such Service Contract or Personalty Lease terminates following Seller’s termination notice. Notwithstanding the foregoing, Seller covenants and agrees that on the Closing Date, it shall terminate any property management agreement then in effect with respect to the Property, and shall bear all costs with respect thereto.
3.6  Purchaser’s obligation to consummate Closing as set forth herein is expressly contingent upon Purchaser’s ability to access the municipal bond market to finance the acquisition of the Property on terms acceptable to the Purchaser (“Bond Issue Commitment”).  A Bond Issue Commitment shall be evidenced by a ratings indication of “BBB+” or better assigned to the municipal bonds by Standard & Poor’s Ratings Service. In the event the Bond Issue Commitment is not in place on or before January 31, 2017, Purchaser shall have the right to terminate this Agreement by written notice to the Seller delivered on or before 5:00 p.m. Eastern time on February 1, 2017.  Upon delivery of such notice of termination, this Agreement will terminate and the Deposit will be promptly paid to Seller, and thereafter neither party hereto will have any further rights, obligations or liabilities hereunder, except with respect to the rights, obligations, and liabilities described in Article 3 and Section 9.1 that survive termination of this Agreement.

4.     REPRESENTATIONS, WARRANTIES AND COVENANTS
4.1    Subject to Section 4.5 below, Seller represents and warrants to Purchaser as follows (which representations and warranties shall be true and correct as of the date hereof and as of the Closing Date):
(a)    Seller is a limited liability company duly organized and legally existing under the laws of the State of Delaware; is duly qualified to do business in the State of Maryland; has duly and validly authorized and executed this Agreement, and has full right, title, power and authority to enter into this Agreement and to carry out all of its terms, none of which will result in any breach or constitute default under any agreement or other instrument to which Seller is a party or by which Seller or the Property might be bound;
(b)    Seller has received no written notice of any existing, pending or threatened litigation actions, or claims, with respect to any aspect of the Property, other than evictions of residential tenants in the ordinary course of Seller’s business;
(c)    Seller has received no written notice of non-compliance of the Property with any restrictive covenants and deed restrictions affecting the Property nor with any zoning, subdivision, watershed, building, health, traffic, flood control, fire safety and other applicable rules, regulations, ordinances and statutes of all local, state, and federal authorities and all other governmental entities having jurisdiction over the Property;

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(d)    Seller has received no written notice of any unpaid charges, debts, liabilities, claims or obligations arising from the construction, occupancy, ownership, use or operation of the Property prior to Closing which could give rise to any mechanic’s or materialmen’s or other statutory liens against any of the Property which will not be paid by or bonded over by Seller at Closing, or for which Purchaser will be responsible;
(e)    Seller is not a “foreign person” within the meaning of the Internal Revenue Code of 1986, as amended (hereinafter the “Code”), Sections 1445 and 7701; and
If, after the date of this Agreement and on or prior to Closing, Seller first obtains knowledge or first receives notice of a fact, matter or circumstance, which fact, matter or circumstance causes any of Seller’s representations or warranties made in this Section to be inaccurate in any material respect, Seller shall submit written notice thereof to Purchaser (a “Disclosure Memorandum”) specifying in reasonable detail the fact, matter or circumstance causing such inaccuracy. Seller agrees to disclose any such inaccuracy in good faith as soon as possible and Seller shall not knowingly fail to promptly disclose to Purchaser any such inaccuracy. In the event that Seller shall deliver to Purchaser a Disclosure Memorandum pursuant to this Section, then Purchaser shall have the option by written notice to Seller within seven (7) days following Purchaser’s receipt of such Disclosure Memorandum (and the Closing shall be deemed to be postponed to accommodate such seven (7) day period) to (i) elect to terminate this Agreement, or (ii) elect not to terminate this Agreement in which case Seller shall be relieved of any representation, warranty or indemnification obligation with respect to such fact, matter or circumstance giving rise to such inaccuracy, subject to any mutual agreement with respect to such fact, matter or circumstance.
Seller further covenants and agrees with Purchaser as follows:
(i)    Seller shall not enter into any Service Contracts or Personalty Leases which would continue for a period subsequent to the Closing Date, other than Service Contracts or Personalty Leases entered into in the ordinary course of Seller’s business, without the prior written approval of Purchaser, such consent not to be unreasonably withheld;
(ii)    Seller will lease all vacant apartment units in a manner consistent with its customary practices and with security deposits and at rental rates (and with such concessions) as Seller believes in good faith to be consistent with applicable market conditions;
(iii)    Seller shall neither transfer nor remove any Personal Property or fixtures from the Property subsequent to the date hereof, except for any of such Personal Property that may be used, consumed or replaced by Seller in the ordinary course of operation of the Property;
(iv)    Seller shall from the date hereof continue to maintain, operate and manage the Property in the same manner that it has heretofore maintained and operated the Property and all rental units shall be in rentable condition as of the Closing Date; provided however, Seller and Purchaser acknowledge that rental units which are vacated within five (5) business days prior to the Closing Date will be in varying conditions of make-ready for leasing, as is ordinary in Seller’s course of business;

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(v)    Seller will not use or occupy, or knowingly allow the use or occupancy of, the Property in any manner which violates any governmental requirements or which constitutes waste or a public or private nuisance or which makes void, voidable or cancelable, or increases the premium of, any insurance then in force with respect thereto. Seller will not initiate or permit any zoning reclassification of the Property or seek any variance under existing zoning ordinances applicable to the Property to use or permit the use of the Property in such a manner which would result in such use becoming a nonconforming use under applicable zoning ordinances or other governmental requirements. Seller will not impose any restrictive covenants, liens or encumbrances on the Property or execute or file any subdivision plat affecting the Property nor permit such imposition, execution or filings by any other party unless expressly contemplated by this Agreement;
(vi)    Seller hereby agrees that from the date hereof until Closing it will maintain in force, fire and extended coverage insurance upon the Property and public liability insurance with respect to damage or injury to persons or property occurring on the Property in such amounts as is maintained by Seller on the date of this Agreement;
4.2    Purchaser represents and warrants to Seller as follows (which representations and warranties shall be true and correct as of the date hereof and as of the Closing Date):
(a)    Purchaser has duly and validly authorized and executed this Agreement, and it has full right, title, power and authority to enter into this Agreement and to carry out all of its terms.
(b)    The execution and delivery by Purchaser and consummation of transactions provided for herein (i) will be pursuant to proper legal authority of Purchaser’s entity as to the transactions provided for herein, (ii) will not violate the organizational documents of Purchaser, (iii) do not require any approval or consent of any trustee or holders of any of its debt, and (iv) do not contravene any existing governmental requirement applicable to or binding on Purchaser or any of its property.

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4.3    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 4.1 ABOVE, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY, GUARANTY, OR REPRESENTATION, ORAL OR WRITTEN, PAST, PRESENT, OR FUTURE, OF, AS TO, OR CONCERNING THE SELLER’S MATERIALS, THE PROPERTY OR ANY ASPECT THEREOF, INCLUDING, WITHOUT LIMITATION, OF, AS TO, OR CONCERNING (A) THE NATURE AND CONDITION OF THE PROPERTY, INCLUDING, BUT NOT BY WAY OF LIMITATION, THE ENVIRONMENTAL CONDITION THEREOF OR THE EXISTENCE OR NON-EXISTENCE OF HAZARDOUS MATERIALS THEREON, THE CONDITION OF ANY PHYSICAL STRUCTURES, AND THE WATER, SOIL, OR GEOLOGY AND THE SUITABILITY OF THE LAND AND OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY ELECT TO CONDUCT THEREON; (B) THE NATURE AND EXTENT OF ANY RIGHT-OF-WAY, LEASE, POSSESSION, LIEN, ENCUMBRANCE, LICENSE, RESERVATION, CONDITION OR OTHERWISE; (C) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY LAWS, ORDINANCES, OR REGULATIONS OF ANY GOVERNMENT OR OTHER BODY; (D) THE ACREAGE CONTAINED WITHIN THE LAND; (E) THE ZONING OF THE PROPERTY; AND (F) THE RIGHT OF PURCHASER TO RELY ON THE SELLER’S MATERIALS OR THE INSPECTION DOCUMENTS. PURCHASER ACKNOWLEDGES AND REPRESENTS TO SELLER THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON THE SELLER’S MATERIALS OR ANY OTHER INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER. PURCHASER ALSO ACKNOWLEDGES THAT IT IS A FINANCIALLY SUBSTANTIAL AND SOPHISTICATED REAL ESTATE INVESTOR. PURCHASER FURTHER ACKNOWLEDGES (I) THAT THE INFORMATION PROVIDED AND TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND NOT NECESSARILY FROM SELLER; (II) SELLER HAS MADE NO INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION; AND (III) SELLER MAKES NO REPRESENTATIONS AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF SUCH INFORMATION. THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN “AS IS,” “WHERE-IS” BASIS, AND PURCHASER EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENTS OF SELLER HEREIN AND AS A CONDITION PRECEDENT TO SELLER’S UNDERTAKINGS HEREUNDER, EXCEPT AS OTHERWISE SPECIFIED HEREIN, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY.
4.4    Without limiting the foregoing disclaimer by Seller, and notwithstanding anything to the contrary contained in this Agreement, Purchaser hereby releases Seller and (as the case may be) Seller’s members and the managers, employees and agents of Seller from any and all claims, demands, causes of actions, losses, damages, liabilities, costs and expenses (including reasonable

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attorneys’ fees whether a suit is instituted or not) whether known or unknown, liquidated or contingent (collectively, the “Claims”) arising from or relating to (i) any defects, errors, or omissions in the design or construction of any Improvements located on the Property, whether the same are the result of negligence or otherwise, or (ii) any other conditions, specifically including, but not limited to, environmental and other physical conditions affecting the Property, whether the same are a result of negligence or otherwise. The release set forth in this Section 4.4 specifically includes, without limitation, any Claims (including indemnity and contribution claims) under any environmental laws of the United States of America, the State of Maryland, or any political subdivision thereof, as any of those laws may be amended from time to time and any regulations, orders, rules of procedures or guidelines promulgated in connection with such laws, regardless of whether they are in existence on the date of this Agreement, except to the extent, if any, that any of the foregoing is a breach of the representations and warranties set forth in Section 4.1 above.
5.     CONDITIONS
5.1    The obligations of Purchaser to consummate the transaction contemplated hereby are subject to the following conditions which, if not fulfilled by Closing or as otherwise provided herein, shall entitle Purchaser, at its option, to terminate the Agreement and receive a refund of the Deposit:
(a)    The transactions contemplated under this Agreement to be effected on the Closing Date shall not be restrained or prohibited by any injunction or order or judgment rendered by any court or other governmental agency of competent jurisdiction and no proceeding shall have been instituted and be pending in which any creditor of Seller or any other person seeks to restrain such transactions or otherwise to attach any of the Property, provided that any such proceeding or action contemplated by this Section 5.1(a) shall not be brought by, through or under Purchaser;
(b)    Seller has timely complied with its obligations hereunder; and
(c)    All warranties and representations made by Seller herein are and remain truthful in all material respects.
5.2    The obligations of Seller to consummate the transaction contemplated hereby are subject to the following conditions which, if not fulfilled by Closing or as otherwise provided herein, shall entitle Seller, at its option, to terminate the Agreement:
(a)    The transactions contemplated under this Agreement to be effected on the Closing Date shall not be restrained or prohibited by any injunction or order or judgment rendered by any court or other governmental agency of competent jurisdiction and no proceeding shall have been instituted and be pending in which any creditor of Seller or any other person seeks to restrain such transactions or otherwise to attach any of the Property, provided that any such proceeding or action contemplated by this Section 5.2(a) shall not be brought by, through or under Seller;
(b)    Purchaser has timely complied with its obligations hereunder; and

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(c)    All warranties and representations made by Purchaser herein are and remain truthful in all material respects.
If any of the conditions set forth above are not satisfied by the party from whom performance is required (the “Non-Performing Party”), or if such performance is not waived by the other party (the “Performing Party”) on or before the Closing Date, and such other party is not in breach of its obligations under this Agreement, then the Performing Party, at its option, may terminate this Contract by giving written notice to the Non-Performing Party, whereupon the Escrow Agent shall immediately deliver the Deposit to Purchaser. However, nothing set forth in this Section 5.2 shall be construed, nor is anything herein intended, to limit rights and remedies of any party otherwise set forth in this Agreement in connection with the default of any party.
6.     CLOSING
6.1    Closing shall occur on February 28, 2017 (such date, the “Closing Date”). Closing shall be held at the offices of the Escrow Agent, in the county where the Property is located, or at such other location as may be acceptable to Seller and Purchaser.
(a)    The Escrow Agent hereby agrees to perform the services of escrow agent for such Closing, and Seller and Purchaser agree to indemnify and hold the Escrow Agent harmless for any liability, costs and expenses, including reasonable attorneys’ fees, it may incur as a result of its service as escrow agent, other than such liability, costs and expenses arising directly or indirectly from the Escrow Agent’s own gross negligence or willful misconduct.
(b)    At Closing, Seller shall deliver to Purchaser the items specified herein and the following documents and Instruments, duly executed and acknowledged:
(i)    A Special Warranty Deed dated as of the Closing Date, conveying fee simple title to the Land and the Improvements to Purchaser or its permitted assignee, subject to no matters other than Permitted Exceptions, and including a restriction prohibiting the conversion of the Improvements into for-sale condominiums for a period of ten (10) years following the Closing, and, if requested by Purchaser, a non-warranty deed conveying the Land to Purchaser pursuant to the legal description set forth in the Survey;
(ii)    A Bill of Sale and Blanket Assignment conveying and assigning to Purchaser or its permitted assignee the property described therein all free and clear of any liens or encumbrances except the Permitted Exceptions, in the form of Exhibit C attached hereto (the “Bill of Sale”);
(iii)    Tenant notice letters, dated as of the Closing Date, containing Seller’s authorization to the tenants of the Property for payment of rental directly to Purchaser or Purchaser’s managing agent in the form of Exhibit D attached hereto;
(iv)    An executed proration letter in the form of Exhibit E attached hereto;
(v)    The Indemnification Agreement (hereafter defined);

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(vi)    A rent roll for the Property, certified by Seller to be true, complete and correct in all material respects as of no earlier than two (2) days before the Closing Date;
(vii)    Evidence acceptable to Purchaser and the Escrow Agent, authorizing the consummation by Seller of the purchase and sale transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Seller;
(viii)    An executed certificate with respect to Seller’s non-foreign status sufficient to comply with the requirements of Section 1445 of the Code, and all regulations applicable thereto;
(ix)    All other documents or items reasonably required to be delivered to Purchaser or by the Escrow Agent to evidence Seller’s ability to transfer the Property to Purchaser;
(x)    An executed copy of Internal Revenue Service Form 1099 as required by the Code, and all regulations applicable thereto;
(xi)    Such affidavit as the Escrow Agent shall require to issue its Owner’s Policy of Title Insurance without exception for mechanic’s or materialmen’s liens or rights of parties in possession except for apartment tenants; and
(xii)    A written certification by Seller that all representations and warranties of Seller set forth herein remain true and correct in all material respects as of the Closing Date, including without limitation all representations and warranties set forth in Article 4 hereof.
(c)    At the Closing, Purchaser, or its permitted assignee, shall do the following:
(i)    Pay to the Escrow Agent the Purchase Price set forth in Section 2.1;
(ii)    Provide evidence, acceptable to Seller and the Escrow Agent, authorizing the consummation by Purchaser of the purchase and sale transaction contemplated hereby and the execution and delivery of the closing documents on behalf of Purchaser;
(iii)    Execute and deliver to Seller an original of the Bill of Sale;
(iv)    Execute and deliver to Seller originals of the tenant notice letters in the form of Exhibit D attached hereto; and
(v)    Execute and deliver to Seller a written certification that all representations and warranties of Purchaser set forth herein remain true and correct in all material respects as of the Closing Date, including without limitation all representations and warranties set forth in Article 4 hereof.

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(vi)    Execute and deliver to Seller an original of the proration letter in the form of Exhibit E attached hereto.
(d)    At Closing, Seller and Purchaser shall execute and deliver such other instruments and documents as may reasonably be necessary in order to complete the Closing of the transactions contemplated hereunder, the form and content of which shall be acceptable to Seller and Purchaser.
6.2    At Closing, Seller shall provide Purchaser with all keys to the Property.
6.3    Purchaser shall pay the cost of the Owner’s Policy of Title Insurance provided for above, the Survey, and all transfer taxes and recording fees associated with the Closing. All fees and expenses of the Escrow Agent in connection with its service as Escrow Agent hereunder will be shared equally by Purchaser and Seller. Each party shall pay its own attorney’s fees. All other closing costs will be paid by the parties in accordance with local Maryland custom. At Closing and at certain times subsequent to Closing, prorations shall be made in accordance with the proration letter attached hereto as Exhibit E.
6.4     The amount of any security deposits and refundable pet deposits held by the Seller under the Leases (together with accrued interest thereon required by law or by the terms of the Leases), shall be delivered to Purchaser under separate check at Closing, and thereafter Purchaser shall be solely obligated for the return of such security deposits in accordance with Section 8-203 of the Real Property Article, Annotated Coded of Maryland, as amended from time to time, and any other applicable law. All advance or prepaid rentals paid by tenants shall be itemized by Seller. The amount, if any, of all advance or prepaid rentals allocable to the period on and after the Closing Date and not turned over to Purchaser at Closing shall be credited to Purchaser against the Purchase Price at Closing.
6.5    No later than thirty (30) days following Closing, Purchaser, at its sole cost and expense, shall remove the name “Woodfield” from all signs and marketing materials, brochures, advertising and other printed or Internet-based materials (including from any social media sites over which Purchaser has any control). The provisions of this Section 6.5 will survive Closing and shall not expire as set forth in Section 8.1 hereof.
6.6    Following the Closing, Purchaser shall not, and shall not permit any of its grantees, transferees, assigns or other successors in title to the Property to, convert the Improvements into for-sale condominium units during the ten (10)-year period from and after the Closing Date. Additionally, Purchaser shall, at Closing, deliver an original, executed written agreement in form and substance reasonably satisfactory to the Seller (the “Indemnification Agreement”) by which Purchaser shall agree, to indemnify, defend, and hold harmless Seller (to the extent permitted by the Local Government Tort Claims Act, found at Sections 5-301 through 5-304 of the Courts and Judicial Proceedings Article of the Maryland Annotated Code, as supplemented from time to time, and the limitations of liability set forth therein) from and against any and all losses, costs, claims, damages, judgments, awards, expenses, reasonable attorneys’ fees, and other liability accruing to the Seller from and after the Closing in connection with any claims, demands, suits, appeals, or other proceedings: (a) threatened or asserted by any unit owner, tenant, occupant, guest, owners’ association, or any other person or entity following a conversion of the Improvements into for-sale

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condominium units and (b) arising from or relating in any way to any actual or asserted construction defect, design defect, or other defective, deficient, or unsafe condition with respect to all or any part of the Improvements. The provisions of this Section 6.6 will survive Closing and shall not expire as set forth in Section 8.1 hereof. Seller agrees that any obligation Purchaser has to indemnify Seller for attorney’s fees shall be the obligation of Purchaser only, and Seller agrees that it will not, under any circumstances look to Howard County, Maryland to satisfy Purchaser’s indemnity obligations.
7.     POSSESSION
7.1    Purchaser shall be entitled to full and exclusive possession of the Property at Closing, subject only to the Permitted Exceptions and the rights of tenants in possession pursuant to leases delivered to Purchaser at Closing.
8.     SURVIVAL
8.1    All warranties, representations, covenants, obligations and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and shall survive the Closing.
9.     COMMISSIONS
9.1    Seller and Purchaser each warrant and represent to each other that no realtor, broker, finder, or other intermediary has been involved with or employed by such party in connection with the transaction contemplated by this Agreement, other than CBRE, Inc. (the “Broker”), which shall be paid by Seller in accordance with the terms of a separate agreement between Broker and Seller, Seller and Purchaser agree, to indemnify, hold harmless and defend the other from and against claims, loss, liability, cost and expense (including reasonable attorneys’ fees at or before the trial level and any appellate proceedings) arising out of any claim made by any realtor, broker, finder, or any other intermediary other than Broker who claims to have been engaged, contracted or utilized by the indemnifying party in connection with the transaction which is the subject matter of this Agreement (provided that Purchaser’s indemnification obligations hereunder shall only be to the extent permitted by the Local Government Tort Claims Act, found at Sections 5-301 through 5-304 of the Courts and Judicial Proceedings Article of the Maryland Annotated Code, as supplemented from time to time, and the limitations of liability set forth therein). This indemnification shall survive Closing or any termination of this Agreement and shall not expire as set forth in Section 8.1 hereof. Seller agrees that any obligation Purchaser has to indemnify Seller for attorney’s fees shall be the obligation of Purchaser only, and Seller agrees that it will not, under any circumstances look to Howard County, Maryland to satisfy Purchaser’s indemnity obligations.
10.     TERMINATION AND REMEDIES
10.1    If, prior to or at Closing, Seller defaults hereunder and shall have failed to have performed any of the covenants or agreements contained herein which are to be performed by Seller, or if any warranty or representation made by Seller herein is not true and correct in all material respects as of Closing, Purchaser may, as its sole remedy, either (i) terminate this Agreement and

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receive an immediate refund of the Deposit from Escrow Agent or (ii) seek specific performance of this Agreement. To the extent Purchaser proceeds to Closing with knowledge of an existing Seller default, then Purchaser shall be deemed to have waived the default. If, after Closing Seller defaults hereunder by its failure to have performed any of the covenants or agreements contained herein which are to be performed after Closing or defaults hereunder because any warranty or representation made by Seller herein is found to have not been true and correct in any material respect as of Closing, Purchaser may seek to enforce its remedies under applicable law, subject to the limitations imposed by Section 8.1 of this Agreement. Seller shall be liable only for direct and actual damages suffered by Buyer on account of Seller's default in an amount equal to or in excess of Fifty Thousand and no/100 Dollars ($50,000), but in no event shall Seller be liable for any such damages in an amount exceeding Two Hundred Fifty Thousand and no/100 Dollars ($250,000). In no event shall Seller be liable for any indirect, consequential or punitive damages on account of Seller’s breach of any representation or warranty contained in this Agreement.
10.2    If Purchaser has not terminated this Agreement pursuant to any of the provisions authorizing such termination, and, prior to or at Closing, Purchaser defaults hereunder and fails to perform any of the covenants or agreements contained herein which are to be performed by Purchaser, then Purchaser shall forfeit the Deposit together with any interest earned thereon, to Seller, as Seller’s sole and exclusive remedy, as liquidated damages, due to the inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof. If, after Closing Purchaser defaults hereunder by its failure to have performed any of the covenants or agreements contained herein which are to be performed after Closing or defaults hereunder because any warranty or representation made by Purchaser herein is not true and correct in any material respect as of Closing, Seller may seek to enforce its remedies under applicable law, subject to the limitations imposed by Section 8.1 of this Agreement.
11.     RISK OF LOSS
11.1    If any time prior to the Closing any portion of the Property is destroyed or damaged by fire or any other casualty whatsoever, Seller shall give notice thereof to Purchaser within five (5) business days after Seller becomes aware of such casualty, but in any event prior to Closing. The rights and obligations of the parties by reason of such destruction or damage shall be as follows:
(a)    If the “cost of repair and restoration” (as such term is defined in Section 11.2) of such destruction or damage shall be $500,000.00 or less, Seller shall repair such damage as promptly as is reasonably possible, restoring the damaged Property as closely as reasonably possible to its condition immediately prior to such damage; and to the extent such repair is not complete as of Closing, Seller shall, at Closing, assign to Purchaser all then-unused insurance proceeds for such damage and pay to Purchaser an amount equal to any then-unused deductible, and Purchaser shall thereafter complete any such repairs itself;
(b)    If the “cost of repair and restoration” of such destruction or damage shall exceed $500,000.00, Purchaser may elect (within five days after its receipt of notice of such damage) to terminate this Agreement and receive a refund of the Deposit; and if Purchaser does not elect to terminate this Agreement, the Closing shall occur as scheduled, whereupon Seller shall assign to Purchaser, at Closing, all insurance proceeds payable for such damage, and shall pay to Purchaser

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an amount equal to any deductible and the sale shall be closed without Seller’s repairing such damage. In the event Purchaser elects to terminate this Agreement, it shall be rendered null and void and the parties shall have no further obligations or liabilities hereunder other than Purchaser’s right to receive a refund of the Deposit and those that expressly survive termination of the Agreement.
11.2    The term “cost of repair and restoration” shall mean an estimate of the actual cost of repair and restoration obtained by Seller within twenty (20) days of the occurrence of such destruction or damage, from a reputable contractor, reasonably acceptable to both Purchaser and Seller, regularly doing business in the city in which the Property is located. If the Closing Date is to occur within (25) twenty-five days of the occurrence of the casualty, Purchaser shall have the right to defer the Closing by the amount of time required to obtain the cost of repair and restoration estimate.
11.3    If (i) the whole or any part of the Property or any interest in the Property is taken by condemnation or right of eminent domain prior to Closing and (ii) such taking by condemnation or right of eminent domain results in (A) the taking of all or any part of the Improvements, (B) the loss of any parking spaces which causes the Property not to comply with applicable zoning ordinances or (C) a permanent loss of any means of vehicular access to the Property, at Purchaser’s option this Agreement shall terminate and the Purchaser shall receive a refund of the Deposit. If Purchaser elects not to terminate this Agreement or does not have the right to do so under this Section 11.3, the transactions contemplated by this Agreement shall be closed in accordance with the terms of this Agreement notwithstanding any such taking but at Closing Seller shall assign to Purchaser all of Seller’s rights to collect any awards which may be payable as a result of, or recoverable against others for, such taking.
11.4    The provisions of this Article 11 shall control the rights and duties of the parties, in lieu of any contrary provisions of law.
12.     NOTICES
12.1    Any notice, request, demand, instruction or other communication to be given to either party hereunder, except those required to be delivered at Closing, shall be in writing, and shall be deemed to be delivered (a) upon receipt, if hand delivered, (b) on the first business day after having been delivered to a national overnight air courier service, or (c) three business days after deposit in registered or certified mail, return receipt requested, addressed as follows:
If to Purchaser:        Howard County Housing Commission
6751 Columbia Gateway Drive
Columbia, Maryland 21046
Attn.: Carole MacPhee, Chairperson

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with a copy to:            Howard County Office of Law
3450 Court House Drive
Ellicott City, Maryland 21043
Attn: County Solicitor
Telephone: (410) 313-2101

If to Seller:            GGT Oxford Venture MD, LLC
c/o Woodfield Investment Company, LLC
11425 Horseman’s Trail
Raleigh, North Carolina 27613
Attn.: Michael A. Underwood
Email: munderwood@woodfieldinvestments.com

with a copy to:         CNL Financial Group
450 South Orange Avenue
Orlando, Florida 32801                    Attn.: Michael Tetrick
Email: mike.tetrick@cnl.com

with a copy to:        Troutman Sanders LLP
301 South College Street, Suite 3400
Charlotte, North Carolina 28202
Attn.: Stephanie Greer Fulcher, Esq.
Email: Stephanie.greerfulcher@troumansanders.com

    with a copy to:            Lowndes, Drosdick, Doster, Kantor & Reed, P.A.
450 South Orange Avenue, Suite 200
Orlando, Florida, 32801
Attn.: Joaquin E. Martinez
Email: Joaquin.martinez@lowndes-law.com

13.     ENTIRE AGREEMENT
13.1    This Agreement and the exhibits attached hereto contain the entire agreement between the parties. No modification or amendment of this Agreement shall be of any force or effect unless made in writing and executed by Purchaser and Seller. Further, the prevailing party in litigation between the parties shall be entitled to recover, as a part of its judgment, reasonable attorneys’ fees, costs and expenses, as may be ordered by a court of competent jurisdiction.

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14.     MISCELLANEOUS
14.1    This Agreement may be executed in any number of counterparts which together shall constitute the agreement of the parties. The parties further agree that the delivery of a party’s signature by facsimile or other electronic transmittal (including electronic mail) shall have the same legal effect as the delivery of such party’s original signature, and the parties may rely upon the binding and enforceable effect of such delivery. The article headings herein contained are for purposes of identification only and shall not be considered in construing this Agreement.
14.2    This Agreement, and the rights and obligations hereunder, may not be assigned by Purchaser without the express written consent of the Seller, which may be granted or withheld in Seller’s sole discretion. An assignment of this Agreement by Purchaser shall not release Purchaser from its obligations hereunder.
14.3    Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on Saturday, Sunday or legal holiday under the laws of the state in which the Property is located, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday. All references in this Agreement to “the date hereof,” “the date of this Agreement,” or similar references shall be deemed to refer to the Effective Date. This Agreement shall be governed by and construed under the laws of the Maryland.
14.4    This Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representative, successors and assigns whenever the context so requires or admits. It has been negotiated by the parties hereto and by the respective attorneys for each party, and in the event of a dispute concerning the interpretation of this Agreement, each party hereby waives the doctrine that an ambiguity shall be interpreted against the party which has drafted the document. This Agreement may not be amended, altered or modified unless the party against whom enforcement of any waiver, modification or discharge is sought does so in writing.
14.5    The following Exhibits have been attached to this Agreement and incorporated herein by reference:

Exhibit A	-	Legal Description
Exhibit B	-	Seller’s Materials
Exhibit C	-	Bill of Sale and Blanket Assignment
Exhibit D	-	Tenant Notice Letter
Exhibit E	-	Proration Letter

[SIGNATURES CONTAINED ON FOLLOWING PAGES]

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EXECUTED by Purchaser on the 18th day of January, 2017.

PURCHASER:
HOWARD COUNTY HOUSING COMMISSION,
a public body corporate and politic and housing authority of the State of Maryland

By:    /s/ Ada Best
Name: Ada Best
Title: Acting Executive Director

EXECUTED by Seller the 17th day of January, 2017.

SELLER:

GGT OXFORD VENTURE MD, LLC,
A Delaware limited liability company

By: WF Oxford Square, LLC, a Delaware limited liability company, its Operating Member

By: /s/ Todd H. Jacobus__ ______________
Name: Todd H. Jacobus_________________
Its: Member__________________________

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The undersigned hereby accepts this Purchase and Sale Agreement and agrees to perform the functions of Escrow Agent hereunder.
ESCROW AGENT:

INTEGRITY TITLE & ESCROW COMPANY, LLC

By: /s/    Monzella S. Owings
Name: Monzella S. Owings
Title: President

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EXHIBIT A

LEGAL DESCRIPTION

Intentionally Omitted

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EXHIBIT B

SELLER’S MATERIALS

Intentionally Omitted

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EXHIBIT C

BILL OF SALE AND BLANKET ASSIGNMENT

Intentionally Omitted

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Exhibit A

LEGAL DESCRIPTION

Intentionally Omitted

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Exhibit B

SCHEDULE OF LEASES

Intentionally Omitted

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Exhibit C

SERVICE CONTRACTS, FURNITURE,
FIXTURE AND EQUIPMENT LEASES

Intentionally Omitted

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EXHIBIT D

TENANT NOTICE LETTER

Intentionally Omitted

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EXHIBIT E

PRORATION LETTER

Intentionally Omitted

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